Exhibit 99.2

Wish | Q2 2021 Shareholder Letter

Q2 2021 HIGHLIGHTS

Total Revenue
$656M

Core Marketplace Revenue
$378M

ProductBoost Revenue
$50M

Logistics Revenue
$228M

Other Financial Highlights

Net Loss
$(111) Million

Adj. EBITDA
$(67) Million, (10)% Margin

Dear Shareholders:

After a strong start to the second quarter of 2021, demand slowed due to a number of headwinds. In response, we are implementing a plan designed to ensure the long-term success of our platform.

Total revenue declined 6 percent year-over-year to $656 million. Strong year-over-year growth from Logistics revenue of 126 percent was offset by a 29 percent year-over-year decline in Marketplace revenue. Overall, we expected user retention to improve now that we have more reliable logistics, but instead retention declined. While we are not satisfied with these results, the second quarter of 2021 was already going to be a challenging year-over-year comparison. During Q2 2020, we benefited from a significant increase in mobile usage and less competition from physical retail as a result of stay-at-home mandates that continued throughout much of the year.

From a macro perspective, as vaccine rates increased, stay-at-home orders began to ease, and economies started to more broadly reopen around the world, daily user activity and active buyers on our platform declined more than we had anticipated, particularly in the U.S., France and Italy - three of our largest markets. In fact, globally we saw a 13 percent reduction in app installs and a 15 percent reduction in average time spent on our platform in Q2 2021 compared to Q1 2021.

At the same time that engagement was declining, the cost of digital advertising on leading ad platforms, which we historically have used to drive demand and conversion on our app, increased more than we expected. In addition, the recent privacy changes for iOS have caused more advertisers to shift spend to Android devices, creating more competition for a limited supply of impressions. Ultimately, this drove up competition for advertising bids, restrained our ability to reach more users and increased advertising costs for Wish since most of our growth marketing has been focused on Android, the preferred device for the majority of our users.

These rising digital advertising costs contributed to lower marketing efficiency. Therefore, during the quarter, Wish's proprietary data science algorithms reduced our digital advertising spend. Our algorithms are designed to optimize for returns on marketing investments and user conversion in real time. Ultimately, our goal is to execute cost-effective and successful digital marketing strategies to acquire new users and re-engage existing users on the Wish platform.

The rise in digital advertising costs, coupled with declining retention and new buyer conversion, requires us to make some major changes in the way we operate. We are implementing the following initiatives that we believe will improve the user experience and increase retention, including:

1. **Enhancing product quality and selection.** Wish users should always feel satisfied with their purchases. As we improved logistics, product-quality issues became the number one reason for customer service requests. Under a new quality score system, we are now

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Wish | Q2 2021 Shareholder Letter

prioritizing products and merchants that receive positive ratings and feedback from our users. We also are adding more globally-recognized brands and items that users know and search for, which we believe will drive more frequent purchases and higher average order values. Since Wish was built as a discovery-based ecommerce shopping experience, we are focusing product selection on categories like apparel, home goods, and gadgets that translate well into an "online treasure hunt" experience. We will leverage our user activity data to strategically select attractively priced, quality products that we believe will delight our users.

2. **Providing an unmatched fun and entertaining shopping experience.** Wish users should always experience a fresh feed that elicits a joyful feeling, as if they have entered a store that prominently displays only products that pique their interests. To meet those expectations, we are investing further in our platform and data-science capabilities to develop a more engaging, personalized, and discovery-based online shopping experience for our users. We are leaning into social commerce and entertaining features, such as video reviews and live streaming shopping events with the goal of engaging users and increasing time spent on the Wish app. Over time, we expect these innovations to drive new buyer conversion and existing buyer retention, and to encourage more frequent usage.

3. **Improving the performance of the app.** Since Wish was built on a culture of innovation and experimentation, there have been a high number of ongoing platform tests designed to advance innovation. However, the volume of those tests resulted in a slowdown, or latency, of the app's speed. The slower platform performance impacted the user experience, particularly for our existing users. We have since conducted a thorough review and cleanup of all open tests and this has already resulted in significant latency improvement. Going forward, we will strive to more effectively balance platform testing to advance innovation with the need to maintain optimal platform performance for our users.

We believe these actions to enhance the user experience and engagement will position Wish for long-term sustainable growth. To execute on these initiatives, we are building out our leadership team with experienced industry talent, including two former Google executives - Farhang Kassaei, who joined as our Chief Technology Officer, and Tarun Jain, who joined as our Chief Product Officer.


Details
3 of 6
$10.50

Wish prioritizes products and merchants that receive positive ratings and feedback from our users.



The Wish feed prominently displays products that match an individual user's interests.

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Wish | Q2 2021 Shareholder Letter

SECOND QUARTER 2021 RESULTS

Core Marketplace

Core Marketplace revenue decreased 32 percent year-over-year to $378 million in Q2, primarily due to lower order volume and conversion of new buyers. Active buyers during the quarter declined 44 percent year-over-year to 17 million. Core Marketplace Revenue per Active Buyer was $22, an increase of 21 percent year-over-year. On a year-over-year basis, Core Marketplace revenue decreased 21 percent in Europe, 44 percent in North America, 29 percent in South America and 21 percent in the Rest of World.

From a product perspective, we are working to ensure that Wish offers value and accessibility to all users. During Q2, Wish obtained a Payment Services License from the Dutch Central Bank, which enables us to process transactions and increase control over the payments value chain, while also reducing reliance on third parties. Initially, Wish plans to use the license to pay out its merchants in Europe directly. Longer-term, we may decide to bring additional financial services to the European market that specifically target European consumers.


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1 Sansome videos on social media use influencer marketing to acquire new users and boost brand recognition.



ProductBoost

ProductBoost revenue increased 11 percent year-over-year to $50 million, driven by merchants increasing their advertising spending with us compared to the prior year period when advertisers pulled back ad spend as the pandemic intensified.

Logistics

Logistics revenue in the second quarter was $228 million, or a 126 percent year-over-year increase. Our logistics revenue growth was driven by continued merchant monetization improvement and strong adoption of our end-to-end shipping solutions.

For most merchants in our network, shipping and logistics are not a core competency. Wish has built a program that allows merchants to outsource all of their logistics needs so that they can focus on running their businesses and benefit from Wish's volume discounted rates. Wish now performs all logistics services for more than 87 percent of packages shipped through Wish's proprietary platform and is providing an end-to-end shipping solution in nearly all of our top 40 markets.

We strive to continuously improve our logistics offerings to meet the evolving needs of our users and merchants. Integral to that process is optimizing average Time to Door (TTD), driving shipping efficiencies and encouraging more merchants to forward-deploy inventory.



One important action we are taking to shorten delivery times is further diversifying our merchant network outside of China with more U.S. and Europe-based merchants. During Q2, we expanded our merchant

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Wish | Q2 2021 Shareholder Letter



network by 235 percent year-over-year in Europe and by 53 percent year-over-year in the U.S.

These locally-based merchants usually can ship products faster when they opt in to our Wish Express shipping solution. Wish Express listings, which increased by 291 percent year-over-year during Q2, generally have an average TTD of under five days because they are being shipped from a local merchant or a China-based merchant who has forward deployed inventory in bulk into the user's local market.

In July, as part of our effort to encourage forward deployment, we introduced a new revenue share structure. Wish will collect a lower portion of revenue from merchants that forward-deploy inventory into local markets to offset some of their costs. This allows merchants to offer Wish Express shipping via locally-registered entities or local partner warehouses, which typically leads to shorter TTDs, increased order frequency and improved user satisfaction. We believe that the new structure will also encourage merchants to sell more products that generate high-frequency purchases, such as household supplies.

For some users, a "buy online, pick up in store" option is preferable since it can result in up to 40 percent cost savings on shipping. To accommodate those users, we continued to expand our Wish Local network, which includes more than 60,000 brick-and-mortar stores around the world. During Q2, orders shipped to Wish Local partners accounted for approximately 10 percent of total order volume.


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The Wish app offers a fun and entertaining shopping experience.

User Metrics

Total monthly active users, or MAUs[1], declined 22 percent year-over-year to 90 million and LTM active buyers[2] decreased 26 percent year-over-year to 52 million. We believe the decline in MAUs was primarily driven by a decrease in overall mobile usage as stay-at-home restrictions eased around the world and lower marketing efficiency as the costs to advertise on key digital platforms increased.

Costs & Expenses

Cost of revenue for the second quarter of 2021 was $272 million, a 31 percent year-over-year increase. Non-GAAP cost of revenue, which excludes stock-based compensation, was $267 million, an increase of 28 percent year-over-year. The majority of the increase was primarily due to costs related to higher volume of logistics services and an increase in headcount as compared to the prior year. The increase was partially offset by lower payment processing fees due to the lower volume of orders compared to Q2 2020.


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Browse by Store

Users can shop for items available for same day pick up at a Wish Local partner location.

1 We define MAUs as the number of unique users that visited the Wish platform, either on the mobile app, mobile web, or on a desktop, during the month.

2 As of the last date of each reported period, the number of unique active buyers is determined by counting the total number of individual users who have placed at least one order on the Wish platform, either on the mobile app, mobile web, or on a desktop, during the preceding 12 months.

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Wish | Q2 2021 Shareholder Letter

Q2 gross profit was $384 million, down 22 percent year-over-year. Non-GAAP gross profit, which excludes stock-based compensation, was $389 million, down 21 percent from Q2 2020. GAAP and non-GAAP gross margin declined on a year-over-year basis to 59 percent of revenue primarily due to a higher mix from logistics.

Second quarter sales and marketing (S&M) expenses of $396 million were 60 percent of revenue, down from 63 percent of revenue in Q2 2020. Non-GAAP S&M expenses, which exclude stock-based compensation, of $393 million were 60 percent of revenue, down from 63 percent of revenue in Q2 2020. GAAP and non-GAAP S&M expense was down 11 percent year-over-year primarily due to lower digital advertising spend.

Second quarter Product Development expenses were $52 million, or 8 percent of revenue. Non-GAAP Product Development expenses, which exclude stock-based compensation, were $38 million, or 6 percent of revenue, as we continue to invest in improving the user experience.

Second quarter General & Administrative (G&A) expenses were $50 million, or 8 percent of revenue. Non-GAAP G&A expenses, excluding stock-based compensation and lease impairment related expenses, were $29 million, or 4 percent of revenue. Q2 GAAP and non-GAAP G&A expense included $6 million of unplanned expenses related to the elimination of the value added tax (VAT) exemption on items valued under €22 shipped to the European Union (EU) prior to July, but arrived on or after July 1, which we could not collect from users for remittance.


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Wish partnered with Brittany Barrigan who shared how Wish products have contributed to her creative journey as a beauty and fashion vlogger.

Earnings

Second quarter net loss was ($111) million and adjusted EBITDA[3] loss was ($67) million, compared to net loss of ($11) million and adjusted EBITDA[3] of $16 million in Q2 2020. Our adjusted EBITDA[3] loss for Q2 grew on a year-over-year basis, primarily as a result of lower order volume. Adjusted EBITDA[3] margin was (10) percent compared with 2 percent in Q2 2020.

Balance Sheet & Cash Flow Summary

Wish ended Q2 with a solid cash position of $1.6 billion in cash, cash equivalents and marketable securities. Free cash flow[4] was negative ($205) million, primarily driven by lower order volumes and timing of cash outflows to merchants and vendors.



3 Adjusted EBITDA is a non-GAAP financial measure that represents net income (loss) adjusted to exclude: interest and other income (expense), net (which includes foreign exchange gain or loss, foreign exchange forward contracts gain or loss; and gain or loss on one-time non-operating transactions); provision or benefit for income taxes; depreciation and amortization; stock-based compensation expense and related payroll taxes; lease impairment related expense; remeasurement of redeemable convertible preferred stock warrant liability; and other items.

4 Free Cash Flow is a non-GAAP financial measure that represents net cash provided by (used in) operating activities less purchases of property and equipment.

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Wish | Q2 2021 Shareholder Letter

Outlook

We do not believe our Q2 performance is reflective of the strength in our platform and what this company can achieve. The actions we are taking to improve execution and the user experience are expected to strengthen Wish's operating performance. We do not expect these new initiatives to contribute meaningfully to positive year-over-year results before the second half of 2022.

We have already begun to significantly cut back our digital advertising spend, and with a focus on maintaining retention of our existing user base in the near term, we believe new buyer conversion will be minimal. Once we see improved user engagement trends, we plan to slowly ramp up our growth advertising investments to reignite our new user acquisition engine.

At this time, we will not be providing our usual quarterly revenue outlook as we are focused squarely on execution and efficient expense management. To provide some context, quarter-to-date total revenue through July 2021 was down approximately 40 percent compared with the prior quarter, while Marketplace revenue was down approximately 55 percent compared to the same period. With the pull back in digital ad spending, we expect third quarter revenue to decline further. As a result, we expect third quarter adjusted EBITDA[5] loss in the range of ($70) million to ($65) million.

As we look ahead to the second half of 2021 and beyond, we will be sharply focused on execution and user retention. We have a solid cash position to navigate this turnaround with a goal of returning to growth. We will maintain a disciplined approach to cash management as we progress toward improving adjusted EBITDA[5] on a sequential basis, which we expect will begin with the fourth quarter of 2021.

Going forward, we are determined to create a more engaging experience for our users and merchants and strive to generate greater value for our shareholders. We believe that the actions we are taking to return to growth during 2022 will result in a stronger business over the long term.

Sincerely

Piotr Szulczewski, Founder & CEO

5 Wish has not provided a quantitative reconciliation of forecasted Adjusted EBITDA to forecasted GAAP net income (loss) for total Adjusted EBITDA or to forecasted GAAP income (loss) before income taxes for segment Adjusted EBITDA within this earnings release because the company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include, but are not limited to: income taxes which are directly impacted by unpredictable fluctuations in the market price of the company's stock.


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Influencer marketing for Wish has been successful in increasing engagement and driving more and more users to the app.


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Q2
LIVE
2021

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Conference Call and Webcast InformationWish will host a live conference call and webcast to discuss the results today, Thursday, August 12 at 2 p.m. PT / 5 p.m. ET. A link to the live webcast and a recorded replay of the conference call, will be made available on the company’s investor relations website at https://ir.wish.com. The live call may also be accessed via telephone at (833) 664-1138 toll-free domestically and at(470) 414-9349 internationally. Please reference conference ID: 6896494.Use of Non-GAAP Financial MeasuresWish provides Adjusted EBITDA, a non-GAAP financial measure that represents net income (loss) adjusted to exclude: interest and other income (expense), net (which includes foreign exchange gain or loss, foreign exchange forward contracts gain or loss and gain or loss on one-time non-operating transactions); provision or benefit for income taxes; depreciation and amortization; stock-based compensation expense and related payroll taxes; lease impairment related expenses; remeasurement of redeemable convertible preferred stock warrant liability; and other items. Additionally, in these prepared remarks, we provide Adjusted EBITDA Margin, a non-GAAP financial measure that represents Adjusted EBITDA divided by revenue. The reconciliation between historical GAAP and non-GAAP results of operations is provided below and in our earnings news release, which is available on our investor relations website. Our management uses Adjusted EBITDA in conjunction with GAAP and other operating performance measures as part of its overall assessment of the company’s performance for planning purposes, including the preparation of its annual operating budget, to evaluate the effectiveness of its business strategies and to communicate with its board of directors concerning its financial performance. Adjusted EBITDA should not be considered as an alternative financial measure to net loss attributableto common stockholders, which is the most directly comparable financial measure calculated in accordance with GAAP, or any other measure of financialperformance calculated in accordance with GAAP.Wish also provides Free Cash Flow, a non-GAAP financial measure that represents net cash provided by (used in) operating activities less purchases of property and equipment. The reconciliation of Free Cash Flow to net cash provided by (used in) operating activities, the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP is provided below. Wish believes that Free Cash Flow provides investors with additional useful information to measure operating liquidity because it reflects the amount of cash generated by the company’s operations after the purchases of property and equipment. Free Cash Flow should not be considered as an alternative financial measure to net cash provided by (used in) operating activities, which is the most directly comparable financial measure calculated in accordance with GAAP, or any other measure of financial performance calculated in accordance with GAAP.Forward-Looking StatementsThis letter and related call contain forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding Wish’s outlook, priorities, initiatives including actions to enhance the user experience and engagement, expectations relating to our advertising spend and plans withrespect to new user acquisition, expectations regarding new executive hires, product quality, app performance, reducing delivery times and growth opportunities.In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “guidance,” “intends,” “may,” “outlook,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” or similar expressions and the negatives of those terms. These forward-looking statements are subject to risks, uncertainties, and assumptions. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Risks include, but are not limited to: our ability to attract, retain and monetize users; risks associated with software updates to the platform; increasing requirements on collection of sales and value added taxes; compromises in security; changes by third-parties that restrict our access or ability to identify users; competition; disruption, degradation or interference with the hosting services we use and infrastructure; our financial performance and fluctuations in operating results; pressure and fluctuation in our stock price, including as a result of short selling or short squeezes; challenges in our logistics programs; challenges in growing our Wish Local program and other new initiatives; the continued services of Piotr Szulczewski or other members of our senior management team; our ability to offer and promote our app on the Apple App Store and the Google Play Store;our brand; legal matters; the COVID-19 pandemic; and economic tension between the United States and China. New risks emerge from time to time. It is notpossible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Further information on these and additional risks that could affect Wish’s results is included in its filings with the Securities and Exchange Commission (“SEC”), including the Annual Report on Form 10-K filed with the SEC on March 25, 2021, and future reports that Wish may file with the SEC from time to time, which could cause actual results to vary from expectations. Any forward-looking statements made by Wish in this Shareholder Letter are as of today, August 12. Wish assumes no obligation to, and does not currently intend to, update any such forward-looking statements.The unaudited financial results set forth in this Shareholder Letter are estimates based on information currently available to Wish. While Wish believes these estimates are meaningful, they could differ from the actual amounts that the company ultimately reports in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021. Wish assumes no obligation and does not intend to update these estimates prior to filing its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021.A Note About MetricsThe numbers for some of our metrics, including MAUs, are calculated and tracked with internal tools, which are not independently verified by any third party. We use these metrics to assess the growth and health of our overall business. While these numbers are based on what we believe to be reasonable estimates of our user or merchant base for the applicable period of measurement, there are inherent challenges in measurement as the methodologies used require significant judgment and may be susceptible to algorithm or other technical errors. In addition, we regularly review and adjust our processes for calculating metrics to improve their accuracy, and our estimates may change due to improvements or changes in technology or our methodology.  8

ContextLogic Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	As of June 30,	As of December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$1,405	$1,965
Marketable securities	168	164
Funds receivable	46	83
Prepaid expenses and other current assets	71	102
Total current assets	1,690	2,314
Property and equipment, net	19	25
Right-of-use assets	32	43
Marketable securities	—	4
Other assets	10	11
Total assets	$1,751	$2,397
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$255	$434
Merchants payable	313	454
Refunds liability	42	77
Accrued liabilities	248	367
Total current liabilities	858	1,332
Lease liabilities, non-current	31	38
Total liabilities	889	1,370
Stockholders’ equity	862	1,027
Total liabilities and stockholders’ equity	$1,751	$2,397

 ContextLogic Inc.Condensed Consolidated Balance Sheets(in millions) (unaudited)    As of June 30, 2021     As of December 31, 2020   Assets        Current assets:        Cash and cash equivalents  $ 1,405    $ 1,965  Marketable securities  168    164  Funds receivable  46    83  Prepaid expenses and other current assets   71     102  Total current assets  1,690    2,314  Property and equipment, net  19    25  Right-of-use assets  32    43  Marketable securities  —    4  Other assets  10    11  Total assets  $ 1,751    $ 2,397  Liabilities and Stockholders’ Equity        Current liabilities:        Accounts payable  $ 255    $ 434  Merchants payable  313    454  Refunds liability  42    77  Accrued liabilities   248     367  Total current liabilities  858    1,332  Lease liabilities, non-current   31     38  Total liabilities  889    1,370  Stockholders’ equity   862     1,027  Total liabilities and stockholders’ equity  $ 1,751    $ 2,397      9
8

ContextLogic Inc.
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue	$656	$701	$1,428	$1,141
Cost of revenue(1)	272	208	607	364
Gross profit	384	493	821	777
Operating expenses:
Sales and marketing(1)	396	444	866	739
Product development(1)	52	23	103	48
General and administrative(1)	50	14	92	32
Total operating expenses	498	481	1,061	819
Income (loss) from operations	(114)	12	(240)	(42)
Other income (expense), net:
Interest and other income (expense), net	8	5	8	8
Remeasurement of redeemable convertible preferred stock warrant liability	—	(28)	—	(43)
Loss before provision for income taxes	(106)	(11)	(232)	(77)
Provision for income taxes	5	—	7	—
Net loss	$(111)	$(11)	$(239)	$(77)
Net loss per share, basic and diluted	$(0.18)	$(0.10)	$(0.38)	$(0.73)
Weighted-average shares used in computing net loss per share, basic and diluted	624	107	621	106

(1) Includes the following stock-based compensation expense:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Cost of revenue	$5	$—	$10	$—
Sales and marketing	3	—	6	—
Product development	14	—	29	—
General and administrative	15	—	29	—
Total stock-based compensation	$37	$—	$74	$—

9
 ContextLogic Inc.Condensed Consolidated Statements of Operations(in millions, except per share amounts) (unaudited)  Three Months Ended June 30,   Six Months Ended June 30,            2021    2020    2021    2020   Revenue  $ 656  $ 701  $ 1,428  $ 1,141  Cost of revenue(1)   272   208   607   364  Gross profit  384  493  821  777  Operating expenses:          Sales and marketing(1)  396  444  866  739  Product development(1)  52  23  103  48  General and administrative(1)  50  14  92  32  Total operating expenses   498   481   1,061   819  Income (loss) from operations  (114)  12  (240)  (42)  Other income (expense), net:          Interest and other income (expense), net  8  5  8 8    Remeasurement of redeemable convertible preferred stock warrant liability   —   (28)   — (43)    Loss before provision for income taxes  (106)  (11)  (232)  (77)  Provision for income taxes   5   —   7   —  Net loss  $ (111)  $ (11)  $ (239)  $ (77)  Net loss per share, basic and diluted  $ (0.18)  $ (0.10)  $ (0.38)  $ (0.73)  Weighted-average shares used in computing net          loss per share, basic and diluted  624  107  621  106          (1) Includes the following stock-based compensation expense:Three Months Ended Six Months Ended June 30, June 30,      2021    2020    2021    2020   Cost of revenue  $ 5  $ —  $ 10  $ —  Sales and marketing  3  —  6  —  Product development  14  —  29  —  General and administrative   15   —   29   —  Total stock-based compensation  $ 37  $ —  $ 74  $ —          10

ContextLogic Inc.
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Cash flows from operating activities:
Net loss	$(111)	$(11)	$(239)	$(77)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3	3	5	5
Noncash lease expense	3	3	7	5
Stock-based compensation expense	37	—	74	—
Remeasurement of redeemable convertible preferred stock warrant liability	—	28	—	43
Other	8	(1)	5	(1)
Changes in operating assets and liabilities:
Funds receivable	19	10	37	18
Prepaid expenses, other current and noncurrent assets	17	(18)	33	(11)
Accounts payable	(36)	192	(179)	223
Merchants payable	(68)	307	(141)	185
Accrued and refund liabilities	(67)	86	(136)	89
Lease liabilities	(3)	(2)	(7)	(4)
Other current and noncurrent liabilities	(6)	28	(17)	21
Net cash provided by (used in) operating activities	(204)	625	(558)	496
Cash flows from investing activities:
Purchases of marketable securities	(71)	(105)	(124)	(178)
Maturities of marketable securities	56	112	123	244
Other	(1)	—	(1)	—
Net cash provided by (used in) investing activities	(16)	7	(2)	66
Cash flows from financing activities:
Proceeds from sales of shares through employee equity incentive plans	5	—	6	1
Payment of taxes related to RSU settlement	—	—	(5)	—
Other	—	(1)	(1)	(1)
Net cash provided by (used in) financing activities	5	(1)	—	—
Net increase (decrease) in cash, cash equivalents and restricted cash	(215)	631	(560)	562
Cash, cash equivalents and restricted cash at beginning of period	1,620	685	1,965	754
Cash, cash equivalents and restricted cash at end of period	$1,405	$1,316	$1,405	$1,316
 ContextLogic Inc.Condensed Consolidated Statements of Cash Flows(in millions) (unaudited)  Three Months Ended June 30, 2021 2020   Six Months Ended June 30, 2021 2020     Cash flows from operating activities:    Net loss  $ (111) $ (11) $ (239) $ (77)    Adjustments to reconcile net loss to net cash provided by (used in) operating activities:    Depreciation and amortization  3  3  5  5    Noncash lease expense    3    3    7    5    Stock-based compensation expense  37  —  74  —    Remeasurement of redeemable convertible preferred stock warrant liability    —    28    —    43    Other  8  (1)  5  (1)    Changes in operating assets and liabilities:    Funds receivable  19  10  37  18    Prepaid expenses, other current and noncurrent assets    17    (18)    33    (11)    Accounts payable  (36)  192  (179)  223    Merchants payable    (68)    307    (141)    185    Accrued and refund liabilities  (67)  86  (136)  89    Lease liabilities    Other current and noncurrent liabilities    Net cash provided by (used in) operating activities      Cash flows from investing activities:    Purchases of marketable securities    Maturities of marketable securities    Other    Net cash provided by (used in) investing activities  (3) (2) (6) 28 (204) 625(71) (105)56 112(1) — (16) 7  (7) (4) (17) 21(558) 496(124) (178)123 244(1) — (2) 66      Cash flows from financing activities:    Proceeds from sales of shares through employee equity incentive plans  5  —  6  1    Payment of taxes related to RSU settlement    —    (5)    — —    Other   —   (1) (1) (1)    Net cash provided by (used in) financing activities    5    (1)      Net increase (decrease) in cash, cash equivalents and restricted cash  (215)  631    Cash, cash equivalents and restricted cash at beginning of period    1,620    685    Cash, cash equivalents and restricted cash at end of period  — —(560) 5621,965 754$ 1,405 $ 1,316  $ 1,405  $ 1,316            11

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ContextLogic Inc.
Reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA
(in millions)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue	$656	$701	$1,428	$1,141
Net loss	(111)	(11)	(239)	(77)
Net loss as a percentage of revenue	(17)%	(2)%	(17)%	(7)%
Excluding:
Interest and other expense (income), net	(8)	(5)	(8)	(8)
Provision for income taxes	5	—	7	—
Depreciation and amortization	3	3	5	5
Stock-based compensation expense	37	—	74	—
Employer payroll taxes related to stock-based compensation expense	—	—	7	—
Remeasurement of redeemable convertible preferred stock warrant liability	—	28	—	43
Lease impairment related expenses	6	—	6	—
Recurring other items	1	1	2	2
Adjusted EBITDA	(67)	16	(146)	(35)
Adjusted EBITDA margin	(10)%	2%	(10)%	(3)%
 ContextLogic Inc.Reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA(in millions) (unaudited)  Three Months Ended June 30,   Six Months Ended June 30,     2021  2020   2021   2020  Revenue  $ 656  $ 701  $ 1,428  $1,141  Net loss  (111)  (11)  (239)  (77)  Net loss as a percentage of revenue  (17)%  (2)%  (17)%  (7)%  Excluding:          Interest and other expense (income), net  (8)  (5)  (8)  (8)  Provision for income taxes  5  —  7  —  Depreciation and amortization  3  3  5  5  Stock-based compensation expense(1)  37  —  74  —  Employer payroll taxes related to stock- based compensation expense  —  —  7  —  Remeasurement of redeemable convertible preferred stock warrant liability  —  28  —  43  Lease impairment related expenses  6  —  6  —  Recurring other items   1   1   2   2  Adjusted EBITDA  (67)  16  (146)  (35)  Adjusted EBITDA margin  (10)%  2%  (10)%  (3)%          12

11

ContextLogic Inc.
Reconciliation of GAAP Net Cash Used In Operating Activities to Non-GAAP Free Cash Flow
(in millions)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Cash provided by (used in) operating activities	$(204)	$625	$(558)	$496
Less:
Purchases of property and equipment	1	—	1	—
Free Cash Flow	$(205)	$625	$(559)	$496
 ContextLogic Inc.Reconciliation of GAAP Net Cash Used In Operating Activities to Non-GAAP Free Cash Flow(in millions) (unaudited)Three Months Ended Six Months Ended June 30, June 30,      2021    2020    2021    2020   Cash provided by (used in) operating activities  $ (204)  $ 625  $ (558)  $ 496  Less:          Purchases of property and equipment  1  —  1  —  Free Cash Flow  $ (205)  $ 625  $ (559)  $ 496          13

12

Non-GAAP Statement of Operations
Our presentation of non-GAAP Statement of Operations excludes the impact of stock-based compensation expense and related payroll taxes and lease impairment related expenses. This measure is not a key metric used by our management and board of directors to measure operating performance or otherwise manage the business. However, we provide non-GAAP Statement of Operations as supplemental information to investors, as we believe the exclusion of stock-based compensation expense and related payroll taxes facilitates investors’ operating performance comparisons on a period-to-period basis. You should not consider non-GAAP Statement of Operations in isolation or as a substitute for analysis of our results as reported under GAAP.

ContextLogic Inc.
Reconciliation of GAAP Statement of Operations to Non-GAAP Statement of Operations
(in millions)
(unaudited)

	Three Months Ended June 30, 2021
	GAAP	Non-GAAP Adjustments		Non-GAAP
	Q2'21	(1)	(2)	Q2'21
	(in millions)
Revenue	$656	$—	$—	$656
Cost of revenue	272	(5)	—	267
Gross profit	384	5	—	389
Operating expenses:
Sales and marketing	396	(3)	—	393
Product development	52	(14)	—	38
General and administrative	50	(15)	(6)	29
Total operating expenses	498	(32)	(6)	460
Loss from operations	(114)	37	6	(71)
Interest and other expense, net	8	—	—	8
Loss before provision for income taxes	(106)	37	6	(63)
Provision for income taxes	5	—	—	5
Net loss	$(111)	$37	$6	$(68)

(1) Stock-based compensation
(2) Lease impairment related expenses
13
 Non-GAAP Statement of OperationsOur presentation of non-GAAP Statement of Operations excludes the impact of stock-based compensation expense and related payroll taxes and lease impairment related expenses. This measure is not a key metric used by our management and board of directors to measure operating performance or otherwise manage the business. However, we provide non-GAAP Statement of Operations as supplemental information to investors, as we believe the exclusion of stock-based compensation expense and related payroll taxes facilitates investors’ operating performance comparisons on a period-to-period basis. You should not consider non-GAAP Statement of Operations in isolation or as a substitute for analysis of our results as reported under GAAP.ContextLogic Inc.Reconciliation of GAAP Statement of Operations to Non-GAAP Statement of Operations(in millions) (unaudited)Three Months Ended June 30, 2021    GAAP Q2'21   Revenue $ 656  $  — $  — $  656  Cost of revenue  272   Non-GAAP Adjustments Non-GAAP (1) (2) Q2'21 (in millions)(5) — 267  Gross profit 384  5  —    389  Operating expenses:  Sales and marketing 396    (3)  —      393  Product development  52  38  General and administrative  50  (15)  (6)      29  Total operating expenses  498  460  Loss from operations (114)  37 6      (71)  Interest and other expense, net  8  Loss before provision for income taxes (106) 37  6      (63)  Provision for income taxes  5  (14) —(32) (6)8 — —— —  5    Net loss    $    (111) $ 37 $ 6 $    (68)                                      Stock-based compensationLease impairment related expenses  14

ContextLogic Inc.
Reconciliation of GAAP Statement of Operations to Non-GAAP Statement of Operations
(in millions)
(unaudited)

	Three Months Ended June 30, 2020
	GAAP	Non-GAAP Adjustment	Non-GAAP
	Q2'20	(1)	Q2'20
	(in millions)
Revenue	$701	$—	$701
Cost of revenue	208	—	208
Gross profit	493	—	493
Operating expenses:
Sales and marketing	444	—	444
Product development	23	—	23
General and administrative	14	—	14
Total operating expenses	481	—	481
Income from operations	12	—	12
Other expense, net:
Interest and other expense, net	5	—	5
Remeasurement of redeemable convertible preferred stock warrant liability	(28)	28	—
Income (loss) before provision for income taxes	(11)	28	17
Provision for income taxes	—	—	—
Net income (loss)	$(11)	$28	$17

(1) Remeasurement of redeemable convertible preferred stokck warrant liability

14